EXHIBIT 23.4

Independent Auditors’ Consent

To the Board of Directors and Shareholders of

Fertifos Administração e Participação S.A. and Subsidiaries

We consent to the use in this Registration Statement of Global Nutrition Solutions, Inc. on Form S-4 of our report dated February 7, 2003 (April 7, 2004 as to Note 17) (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle for scheduled maintenance costs) related to the consolidated financial statements of Fertifos Administração e Participação S.A. and Subsidiaries appearing in the Proxy Statement/Prospectus.

We also consent to the reference to us under the headings “Experts” in such Prospectus.

/s/    Deloitte Touche Tohmatsu

São Paulo, Brazil

April 7, 2004